Exhibit 99.1

News Release
RAMBUS REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 FINANCIAL RESULTS

•	Excellent quarter, exceeding expectations; GAAP revenue of $59.9 million; with licensing billings of $63.8 million, product revenue of $26.6 million, and contract and other revenue of $13.9 million

•	Record Q4 and full-year revenue for both the Memory Interface Chips and Silicon IP businesses

•	$35.4 million in cash provided by operating activities in Q4 and $128.5 million for the full year 2019, up 48% year over year

•	Expanded product portfolio with acquisition of Secure Silicon IP and Protocols business from Verimatrix

SUNNYVALE, Calif. - January 27, 2020 Rambus Inc. (NASDAQ:RMBS) today reported financial results for the fourth quarter ended December 31, 2019. Total revenue for the fourth quarter was towards the high end of guidance at $59.9 million; licensing billings were $63.8 million, product revenue was $26.6 million, and contract and other revenue was $13.9 million. The Company also generated $35.4 million in cash provided by operating activities in the fourth quarter, bringing the 2019 total to $128.5 million, up 48% year over year.

“Rambus had an excellent fourth quarter, concluding a very strong year that was propelled by robust cash from operations and record Q4 and annual revenue from memory interface chips and silicon IP,” said Luc Seraphin, chief executive officer of Rambus. “By realigning the Company around our core strengths in semiconductor and augmenting our product portfolio, we are well-positioned for continued success in 2020.”

Business Review

Guided by our strategic objectives, Rambus continues to focus on our core strength in semiconductor, optimize the Company for operational efficiency, and leverage our strong cash generation to re-invest for growth. Consistent with those priorities, we redefined our perimeter in 2019 with significant M&A activity throughout the year and focused the Company on Memory Interface Chips and Silicon IP solutions for the semiconductor market. The Company closed the sale of its Payments and Ticketing business to Visa and completed two silicon IP acquisitions, Northwest Logic for digital controllers, and the secure silicon IP and protocols businesses of Verimatrix, formerly Inside Secure.

Rambus continues to execute and demonstrate success across our product lines. We delivered the second consecutive year of record revenue from products, with combined results from our Memory Interface Chips and Silicon IP businesses achieving over 64% growth year over year from 2018.

Memory Interface Chips was the fastest growing business, with annual revenue almost doubling year over year. Driven by increased OEM and data center qualifications, we saw steady gains in our DDR4 memory interface chip market share in Q4 and delivered the third consecutive quarter of record revenue. The Company remains well positioned as a first mover for the industry transition to DDR5.

Silicon IP delivered record revenue in Q4 and drove sustained growth throughout the year with numerous design wins at tier-1 SoC customers across our target markets for both interface and security IP solutions. Most recently, Rambus announced that Enflame Technology has selected our HBM2 PHY and controller as part of their next-generation AI training chip. In addition, we expanded our portfolio of solutions addressing the fast-growing and demanding applications in AI, 5G and data center with the launch of a comprehensive PCIe 5 interface solution.

Quarterly Financial Review - GAAP	Three Months Ended December 31,
(In millions, except for percentages and per share amounts)	2019	2018
Revenue
Royalties	$19.4	$45.4
Product revenue	26.6	11.5
Contract and other revenue	13.9	11.6
Total revenue	$59.9	$68.5
Total operating costs and expenses	$73.1	$72.8
Operating loss	$(13.2)	$(4.2)
Operating margin	(22)%	(6)%
Net loss	$(9.5)	$(2.0)
Diluted net loss per share	$(0.09)	$(0.02)

Net cash provided by operating activities	$35.4	$35.1

Quarterly Financial Review - Non-GAAP (including operational metric) (1)	Three Months Ended December 31,
(In millions)	2019	2018
Licensing billings (2)	$63.8	$76.7
Product revenue	$26.6	$11.5
Contract and other revenue	$13.9	$11.6
Total operating costs and expenses	$62.3	$61.6
Interest and other income (expense), net	$1.0	$(0.5)
Diluted share count	115	110

(1)	See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below. Note that the applicable non-GAAP measures are presented and that revenue is solely presented on a GAAP basis.

(2)	Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences.

Revenue for the quarter was towards the high end of our guidance at $59.9 million, with licensing billings of $63.8 million, product revenue of $26.6 million, and contract and other revenue of $13.9 million. We had GAAP total operating costs and expenses of $73.1 million. We also had non-GAAP total operating costs and expenses of $62.3 million, reflecting higher cost of product revenue related to increased memory interface chip sales. We also recorded $0.9 million in revenue and $2.3 million in operating costs and expenses associated with our Payments and Ticketing business in the fourth quarter prior to the sale to Visa. With higher revenue we had profit towards the high end of our expectations, with GAAP diluted net loss per share of $0.09. Our basic share count was 112 million shares and our diluted share count would have been 115 million shares.

Cash, cash equivalents, and marketable securities as of December 31, 2019 were $407.7 million, an increase of $69.6 million as compared to September 30, 2019, mainly due to $83.6 million in cash received from the sale of our payments and ticketing business to Visa in the fourth quarter and $35.4 million in cash provided by operating activities, offset by $45.0 million in cash paid for the acquisition of the silicon IP, secure protocols and provisioning business from Verimatrix, formerly Inside Secure. Cash provided by operating activities for the year ended December 31, 2019 was $128.5 million, an increase of $41.4 million, or 48%, from the same period in the prior year.

2020 First Quarter Outlook

The Company will discuss its full revenue guidance for the first quarter of 2020 during its upcoming conference call. The following table sets forth first quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (2)	$60 - $66	$60 - $66
Product revenue	$18 - $24	$18 - $24
Contract and other revenue	$13 - $19	$13 - $19
Total operating costs and expenses	$80 - $76	$68 - $64
Interest and other income (expense), net	$5	$1
Diluted share count	115	115

(1)
See “Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates” tables included below. Note that the applicable non-GAAP measures are presented, and that revenue is solely presented on a GAAP basis.

(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences. This metric is the same for both GAAP and non-GAAP presentations.

For the first quarter of 2020, the Company expects licensing billings to be between $60 million and $66 million. The Company also expects royalty revenue to be between $7 million and $13 million, product revenue to be between $18 million and $24 million and contract and other revenue to be between $13 million and $19 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $80 million and $76 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $68 million and $64 million. These expectations also assume non-GAAP interest and other income (expense), net, of $1 million, tax rate of 24% (refer to non-GAAP financial information below - income tax adjustments) and diluted share count of 115 million, and exclude stock-based compensation expense ($7 million), amortization expense ($5 million), non-cash interest expense on convertible notes ($2 million) and interest income related to the significant financing component from fixed-fee patent and technology licensing arrangements ($5 million).

Conference Call:

Rambus management will discuss the results of the quarter during a conference call scheduled for 2:00pm PT today. The call, audio and slides will be available online at investor.rambus.com and a replay will be available for the next week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 3576589.

Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses and interest and other income (expense), net. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related/divestiture costs and retention bonus expense, amortization expenses, impairment (recovery) of assets held for sale, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related/divestiture costs and retention bonus expense. These expenses include all direct costs of certain acquisitions, divestitures and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and divestitures and have no direct correlation to the Company’s operations.

Restructuring and other charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment (recovery) of assets held for sale. These charges consist of non-cash charges (recoveries) to assets held for sale and are excluded because such charges (recoveries) are non-recurring and do not reduce the Company’s liquidity.

Facility restoration costs. These charges consist of exit costs associated with our leased office space and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 24 percent for both 2019 and 2018, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a premier Silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding growth in product and service offerings and product revenue, expected benefits of our merger, acquisition and divestiture activity and related integration, and financial guidance for the first quarter of 2020, including licensing billings and revenue estimates, operating costs and expenses, interest and other income (expense), net and estimated, fixed, long-term projected tax rates on a GAAP and non-GAAP basis, as appropriate. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Rahul Mathur
Senior Vice President, Finance and Chief Financial Officer
Rambus Inc.
(408) 462-8000
rmathur@rambus.com

Source: Rambus Inc.

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$102,176	$115,924
Marketable securities	305,488	161,840
Accounts receivable	44,039	50,863
Unbilled receivables	184,366	176,613
Inventories	10,086	6,772
Prepaids and other current assets	18,524	15,738
Total current assets	664,679	527,750
Intangible assets, net	54,900	59,936
Goodwill	183,465	207,178
Property, plant and equipment, net	44,714	57,028
Operating lease right-of-use assets	37,020	—
Deferred tax assets	4,574	4,435
Unbilled receivables, long-term	343,703	497,003
Other assets	5,931	7,825
Total assets	$1,338,986	$1,361,155

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,549	$7,392
Accrued salaries and benefits	20,291	16,938
Deferred revenue	11,947	19,374
Income taxes payable, short-term	19,142	16,390
Operating lease liabilities	6,357	—
Other current liabilities	18,893	9,191
Total current liabilities	86,179	69,285
Long-term liabilities:
Convertible notes, long-term	148,788	141,934
Long-term imputed financing obligation	—	36,297
Long-term operating lease liabilities	39,889	—
Long-term income taxes payable	60,094	77,280
Deferred tax liabilities	13,846	18,960
Other long-term liabilities	19,272	5,287
Total long-term liabilities	281,889	279,758
Total stockholders’ equity	970,918	1,012,112
Total liabilities and stockholders’ equity	$1,338,986	$1,361,155

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Revenue:
Royalties	$19,434	$45,430	$90,785	$130,452
Product revenue	26,600	11,537	72,972	38,690
Contract and other revenue	13,913	11,596	60,270	62,059
Total revenue	59,947	68,563	224,027	231,201
Operating costs and expenses:
Cost of product revenue (1)	9,311	4,367	27,156	18,299
Cost of contract and other revenue	5,265	6,239	24,219	35,402
Research and development (1)	36,820	37,395	156,815	158,339
Sales, general and administrative (1)	24,872	24,768	104,116	103,911
Restructuring charges (recoveries)	4,588	(6)	8,821	2,217
Impairment (recovery) of assets held for sale	(7,698)	—	7,439	—
Total operating costs and expenses	73,158	72,763	328,566	318,168
Operating loss	(13,211)	(4,200)	(104,539)	(86,967)
Interest income and other income (expense), net	6,263	7,248	27,375	32,621
Interest expense	(2,550)	(3,251)	(9,852)	(16,282)
Interest and other income (expense), net	3,713	3,997	17,523	16,339
Loss before income taxes	(9,498)	(203)	(87,016)	(70,628)
Provision for income taxes	34	1,815	3,403	87,329
Net loss	$(9,532)	$(2,018)	$(90,419)	$(157,957)
Net loss per share:
Basic	$(0.09)	$(0.02)	$(0.81)	$(1.46)
Diluted	$(0.09)	$(0.02)	$(0.81)	$(1.46)
Weighted average shares used in per share calculation
Basic	111,883	108,826	110,948	108,450
Diluted	111,883	108,826	110,948	108,450

_________
(1) Total stock-based compensation expense for the three months and years ended December 31, 2019 and 2018 are presented as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cost of product revenue	$—	$1	$4	$8
Research and development	$1,756	$2,920	$11,032	$12,582
Sales, general and administrative	$3,063	$3,224	$15,440	$9,146

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2019	2018

Operating costs and expenses	$73,158	$72,763
Adjustments:
Stock-based compensation expense	(4,819)	(6,145)
Acquisition-related/divestiture costs and retention bonus expense	(4,250)	—
Amortization expense	(3,962)	(4,989)
Restructuring and other charges (recoveries)	(4,588)	6
Facility restoration costs	(959)	—
Recovery of assets held for sale	7,698	—
Non-GAAP operating costs and expenses	$62,278	$61,635

Interest and other income (expense), net	$3,713	$3,997
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(4,469)	(6,147)
Non-cash interest expense on convertible notes	1,749	1,655
Non-GAAP interest and other income (expense), net	$993	$(495)

Rambus Inc.
Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates
(In millions)
(Unaudited)

2020 First Quarter Outlook	Three Months Ended March 31, 2020
	Low	High

Forward-looking operating costs and expenses	$80.0	$76.0
Adjustments:
Stock-based compensation expense	(7.0)	(7.0)
Amortization expense	(5.0)	(5.0)
Forward-looking Non-GAAP operating costs and expenses	$68.0	$64.0

Forward-looking interest and other income (expense), net	$4.6	$4.6
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(5.3)	(5.3)
Non-cash interest expense on convertible notes	1.7	1.7
Forward-looking Non-GAAP interest and other income (expense), net	$1.0	$1.0